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As filed with the Securities and Exchange Commission on April 2, 2004

Registration No. 333-109159

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
on
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENCISION, INC.
(Exact name of Registrant as specified in its charter)

Colorado (State or jurisdiction of Incorporation or organization)	5047 (Primary Standard Industrial Classification Code Number)	84-1162056 (I.R.S. Employer Identification No.)
4828 Sterling Dr. Boulder, Colorado 80301 (303) 444-2600 (Address and telephone number of principal executive offices and address of principal place of business)	Marcia K. McHaffie 4828 Sterling Dr. Boulder, Colorado 80301 (303) 444-2600 (Name, address and telephone number of agent for service)
With Copies to:
JAMES A. BOWMAN President & CEO Encision, Inc. 4828 Sterling Dr. Boulder, Colorado 80301 (303) 444-2600	JAMES CARROLL, ESQ. Faegre & Benson LLP 1900 Fifteenth Street Boulder, Colorado 80302 (303) 447-7700	MICHAEL MCGAWN, ESQ. Faegre & Benson LLP 3200 Wells Fargo Center 1700 Lincoln Street Denver, Colorado 80202 (303) 607-3500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time as determined by the selling shareholders after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

Encision, Inc.

333,334 Shares of Common Stock

        This is an offering of shares of common stock of Encision, Inc. All of the shares being offered are being sold by the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders.

        Our common stock is listed on the American Stock Exchange under the symbol "ECI." On April 1, 2004, the last reported sale price of our common stock on the American Stock Exchange was $3.95 per share.

        Investing in our common stock involves risks. "Risk Factors" begin on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April     , 2004

PROSPECTUS SUMMARY

        The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and the notes thereto appearing elsewhere in this prospectus.

Company Overview

        We are a medical device company based in Boulder, Colorado, and have developed and launched innovative technology that is emerging as a standard of care in minimally invasive surgery. We believe that our patented AEM® Surgical Instruments are changing the marketplace for electrosurgical devices and laparoscopic instruments by providing a solution to a well-documented patient safety risk in laparoscopic surgery.

        We were founded to address market opportunities created by the increase in minimally invasive surgery ("MIS") and surgeons' preference for using electrosurgery devices in these procedures. The product opportunity was created by surgeons' continued widespread demand for using monopolar electrosurgery instruments which, when used in laparoscopic surgery, are susceptible to causing inadvertent collateral tissue damage outside the surgeon's field of view. The risk of unintended electrosurgical burn injury to the patient in laparoscopic surgery has been well documented. This risk poses a significant threat to patient safety and creates liability exposure for surgeons and hospitals that do not adequately address the issue.

        Our patented AEM technology provides surgeons with the desired tissue effects, while preventing stray electrosurgical energy that can cause unintended and unseen tissue injury. AEM Laparoscopic Instruments are equivalent to conventional instruments in size, shape, ergonomics and functionality, but they incorporate "active electrode monitoring" technology to dynamically and continuously monitor the flow of electrosurgical current, thereby helping to prevent patient injury. With our "shielded and monitored" instruments, surgeons are able to perform electrosurgical procedures more safely and efficaciously than is possible using conventional instruments. In addition, the AEM instruments are cost competitive with conventional "non-shielded, non-monitored" instruments. The result is advanced patient safety at comparable cost and with no change in surgical technique.

        AEM technology has been recommended and endorsed by sources from all groups involved in minimally invasive surgery. Surgeons, nurses, biomedical engineers, the medicolegal community, malpractice insurance carriers and electrosurgical device manufacturers advocate the use of AEM technology. The breadth of endorsements continues to expand with the recognition of active electrode monitoring technology as an AORN Recommended Practice by the Association of periOperative Registered Nurses and with insurance and medicolegal endorsements.

        Our offices are located at 4828 Sterling Drive, Boulder, Colorado 80301. Our telephone number is (303) 444-2600. We maintain a site on the World Wide Web at www.encision.com. We do not intend that our website be a part of this prospectus.

Recent Events

        On January 15, 2004 we announced that our common stock was approved for listing on the American Stock Exchange (AMEX). On January 20, 2004 our common stock began trading on AMEX under the symbol "ECI."

The Offering

        The selling shareholders identified in this prospectus are selling up to 333,334 shares of our common stock, which the selling shareholders acquired from us in a private placement on July 30, 2003. We will not receive any proceeds from the sale of the shares by the selling shareholders. See "Selling Shareholders" on page 6.

Risk Factors

        You should carefully consider the risk factors described below before purchasing our common stock. If any of the following risk factors actually occur, our business, prospects, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall resulting in the loss of all or part of your investment. You should look at all these risk factors in total. Some risk factors may stand on their own. Some risk factors may affect (or be affected by) other risk factors. You should not assume that we will always update these and future risk factors in a timely manner. We are not undertaking any obligation to update these risk factors to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

        1.    Our products may not be accepted by the market.    The success of our products and our financial condition depends on the acceptance of AEM products by the medical community in commercially viable quantities during fiscal year 2004 and beyond. We cannot predict how quickly or how broadly AEM products will be accepted by the medical community. We need to continually educate the marketplace about the potential hazards involved in the use of conventional electrosurgical products during minimally-invasive surgical procedures and the expected benefits associated with the use of AEM products. If we are unsuccessful in educating the marketplace about our technology and the hazards of conventional instruments, we will not create sufficient demand by hospitals and surgeons for AEM products and our financial condition, results of operations and cash flows could be adversely affected.

        2.    We need to continually develop and train our network of independent sales representatives and expand our distribution efforts in order to be successful.    Our attempts to develop and train a network of independent sales representatives in the U.S. and to expand our international distribution efforts may take longer than expected and may result in considerable amounts of retraining effort as the independent sales organizations change their product lines and personnel. We may not be able to obtain full coverage of the U.S. by independent sales representatives as quickly as anticipated. The independent sales representative network has inherent flaws and inefficiencies, which can include conflicts of interest and competing products. Optimizing the quality of the network and the performance of independent sales representatives in the U.S. is an ongoing challenge. We may also encounter difficulties in developing our international presence due to regulatory issues and our ability to successfully develop international distribution options. Our inability to expand our network of independent sales representatives and optimize their performance could adversely affect our financial results.

        3.    We may need additional funding to support our operations.    We were formed in 1991 and have incurred losses of over $15 million since that date. We have primarily financed research, development, and operational activities with sales of our common stock. At December 31, 2003, we had $1,212,333 in cash available to fund future operations. We believe that we can maintain profitable operations in FY 2004 but there is no guarantee of our ability to do so. We may also find ourselves at a competitive disadvantage due to our constrained liquidity.

        4.    We may not be able to compete successfully against current manufacturers of conventional ("unshielded, unmonitored") electrosurgical instruments or against competitors who manufacture products that are based on surgical technologies that are alternatives to monopolar electrosurgery.    The electrosurgical products market is intensely competitive. We expect that manufacturers of "unshielded, unmonitored" electrosurgical instruments will resist any loss of market share that might result from the presence of our "shielded and monitored" instruments in the marketplace. We also believe that manufacturers of products that are based upon surgical technologies that are alternatives to monopolar electrosurgery are our competitors. These technologies include bipolar electrosurgery, the harmonic scalpel and lasers. The alternative technologies may gain market share and new competitive technologies may be developed and introduced. Most of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources. Most of our competitors also currently have substantial installed customer bases in the medical products market and have significantly greater market recognition. As a result of these factors, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products. It is possible that new competitors or new alliances among competitors may emerge and rapidly acquire significant market share. The competitive pressures we face may materially adversely affect our financial position, results of operations and cash flows, and this may hinder our ability to respond to competitive threats.

        5.    If we do not continually enhance our products and keep pace with rapid technological changes, we may not be able to attract and retain customers.    Our future success and financial performance will depend in part on our ability to meet the increasingly sophisticated needs of customers through the timely development and successful introduction of product upgrades, enhancements and new products. These upgrades, enhancements and new products are subject to significant technical risks. The medical device market is subject to rapid technological change, resulting in frequent new product introductions and enhancements of existing products, as well as the risk of product obsolescence. While we are currently developing new products and enhancing our existing product lines, we may not be successful in completing the development of the new products or enhancements. In addition, we must respond effectively to technological changes by continuing to enhance our existing products to incorporate emerging or evolving standards. We may not be successful in developing and marketing product enhancements or new products that respond to technological changes or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of those products, and our new products and product enhancements may not adequately meet the requirements of the marketplace and achieve commercially viable levels of market acceptance. If any potential new products, upgrades, or enhancements are delayed, or if any potential new products, upgrades, or enhancements experience quality problems or do not achieve such market acceptance, or if new products make our existing products obsolete, our financial position, results of operations and cash flows would be materially adversely affected.

        6.    If government regulations change or if we fail to comply with existing and/or new regulations, we might miss market opportunities and experience increased costs and limited growth.    The research, manufacturing, marketing and distribution of our products in the United States and other countries are subject to extensive regulation by numerous governmental authorities including, but not limited to, the Food and Drug Administration. Under the Federal Food, Drug and Cosmetic Act, medical devices must receive clearance from the Food and Drug Administration through the Section 510(k) pre-market notification process or through the more lengthy pre-market approval process before they can be sold in the United States. The process of obtaining required regulatory approvals is lengthy and has required the expenditure of substantial resources. There can be no assurance that we will be able to continue to obtain the necessary approvals. As part of our strategy, we also intend to pursue commercialization of our products in international markets. Our products are subject to regulations that vary from country to country. The process of obtaining foreign regulatory approvals in certain countries can be lengthy and require the expenditure of substantial resources. We may not be able to obtain necessary regulatory approvals or clearances on a timely basis or at all, and delays in receipt of or failure to receive such approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on our financial position, results of operations and cash flows.

        7.    If we fail to comply with the extensive regulatory requirements governing the manufacturing of our products, we could be subject to fines, suspensions or withdrawals of regulatory approvals, product recalls, suspension of manufacturing, operating restrictions and/or criminal prosecution.    The manufacturing of

our products is subject to extensive regulatory requirements administered by the Food and Drug Administration and other regulatory bodies. Inspection of our manufacturing facilities and processes can be conducted at any time, without prior notice, by the agencies. In addition, future changes in regulations or interpretations made by the Food and Drug Administration or other regulatory bodies, with possible retroactive effect, could adversely affect us. Changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. We may not be able to obtain necessary regulatory approvals or clearances on a timely basis in the future, or at all. Delays in receipt of, failure to receive such approvals or clearances and/or failure to comply with existing or future regulatory requirements would have a material adverse effect on our financial position, results of operations and cash flows.

        8.    One of our directors controls an aggregate of approximately 33% of our common stock and our executive management group owns a substantial percentage of our common stock.    As of December 31, 2003, Vern D. Kornelsen, a director of the Company, and an entity controlled by Mr. Kornelsen own an aggregate of 1,888,443 shares of our common stock. As a result, Mr. Kornelsen may be able to exert substantial influence over matters requiring action by our shareholders. As of December 31, 2003, our executive officers and directors as a group beneficially owned 3,092,484 shares of our common stock and as a group may be able to substantially influence the election of our Board of Directors. Such voting concentration could exert substantial influence over other matters requiring action by our shareholders.

        9.    Our current patents, trade secrets and know-how may not provide a competitive advantage, the pending applications may not result in patents being issued, and our competitors may design around any patents issued to us.    Our success will continue to depend in part on our ability to maintain patent protection for our products and processes, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. We have four issued U.S. patents on several technologies embodied in our AEM Monitoring System, AEM Instruments and related accessories and we have applied for additional U.S. patents. In addition, we have four issued foreign patents. The validity and breadth of claims coverage in medical technology patents involve complex legal and factual questions and may be highly uncertain. Also, patents may not protect our proprietary information and know-how or provide adequate remedies for us in the event of unauthorized use or disclosure of such information, and others may be able to develop, independently, such information. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us, to defend us against claimed infringement of the rights of others or to determine the ownership, scope or validity of our proprietary rights or those of others. Any such claims may require us to incur substantial litigation expenses and to divert substantial time and effort of management personnel and could substantially decrease the amount of capital available for our operations. An adverse determination in litigation involving the proprietary rights of others could subject us to significant liabilities to third parties, could require us to seek licenses from third parties, and could prevent us from manufacturing, selling or using our products. The occurrence of any such actual or threatened litigation or the effect on our business of such litigation may materially adversely affect our financial position, results of operations and cash flows. Additionally, our assessment that a patent is no longer of value could result in a significant charge against our earnings.

        10.    We depend on single source suppliers for certain of the key components and sub-contractors to provide much of our products used in the manufacturing of our products. The loss of a supplier or limitation in supply from existing suppliers could have a material adverse effect on our ability to manufacture our products until a new source of supply is located.    Although we believe that there are alternative suppliers, any interruption in the supply of key components could have a material adverse effect on us. A sudden increase in customer demand may create a backorder situation as lead times for some of our critical materials are in excess of 12 weeks. We rely on subcontractors to provide products, either in the form of finished goods or sub-assemblies that we then assemble and test. While these sub-contractors reduce our total cost of manufacturing, they may not be as responsive to increased demand as we would be if we had our manufacturing capacity entirely in-house, which may limit our growth strategy and revenues.

        11.    The potential fluctuation in future quarterly results may cause our stock price to fluctuate.    We expect that our operating results could fluctuate significantly from quarter to quarter in the future and will depend upon a number of factors, many of which are outside our control. These factors include the extent to which our AEM system and related accessories gain market acceptance; our investments in marketing, sales, research and development and administrative personnel necessary to support our anticipated growth; our ability to expand our market share; actions of competitors and general economic conditions. The market value of our stock has dramatically fluctuated in the past and is likely to fluctuate in the future. Any deviation could have an immediate and significant negative impact on the market price of our stock.

        12.    Our common stock is thinly traded, the prices at which it trades are volatile and the buying or selling actions of a few shareholders may adversely affect our stock price.    At December 31, 2003 we had a public float of 2,724,488 shares or 46.8% of the outstanding common stock. The average number of shares traded in any given day over the past year has been relatively small compared to the public float. Thus, the actions of a few shareholders either buying or selling shares of our common stock may significantly affect the price of the shares. Historically, the over-the-counter markets for securities such as our common stock have experienced extreme price and volume fluctuations that do not necessarily relate to operating performance.

        13.    Our insurance coverage for product liability claims is up to $5,000,000.    We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse effects while in use. We maintain a general liability insurance policy up to the amount of $5,000,000 that includes coverage for product liability claims. Liability claims may be excluded from the policy, may exceed the coverage limits of the policy, or the insurance may not continue to be available on commercially reasonable terms or at all. Consequently, a product liability claim or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on our financial position, results of operations and cash flows.

        14.    We depend on revenue from some major customers.    We depend on revenue that is generated from hospitals' ongoing usage of the AEM surgical instruments. In FY 2003, we generated revenue from over 300 hospitals that have converted to AEM products, but no hospital customer contributed more than 3% to the total revenues. In the U.S., we utilize one stocking distributor, which sells AEM products to multiple hospital customers. During the first three quarters of FY 2004, we generated revenue of $375,000 (7%) from this distributor. While it is infrequent that a hospital customer stops using AEM instruments after they convert, a loss of ongoing revenue from a hospital customer could have a material adverse effect on our revenues and cash flows.

        15.    We depend on certain key personnel.    We are highly dependent on a limited number of key management personnel, particularly our President and Chief Executive Officer, James A. Bowman. Our loss of key personnel to death, disability or termination, or our inability to hire and retain qualified personnel, could have a material adverse effect on our financial position, results of operations and cash flows.

Forward-Looking Statements

        Statements contained in this prospectus include forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward looking statements. All forward looking statements in this prospectus, including statements about our strategies, expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document. Readers of this prospectus are strongly encouraged to review the section entitled "Risk Factors."

USE OF PROCEEDS

        This offering relates to sales of our common stock by the selling shareholders listed herein. We will not receive any proceeds from the sale of our common stock by the selling shareholders.

SELLING SHAREHOLDERS

        The following table sets forth certain information regarding the selling shareholders.

	Shares Beneficially Owned Prior to Offering
			Shares Being Offered in Offering(1)
Name and Address of Beneficial Owner				Percentage Owned After Offering(1)
	Number	Percent
Wasatch Micro Cap Fund	430,150	7.5%	200,000	4.0%
Wasatch Micro Cap Value Fund Wasatch Advisors, Inc. 150 Social Hall Avenue, 4th Fl. Salt Lake City, Utah 84111	133,334	2.3%	133,334	*

*
Indicates less than 1%.

(1)
Assumes the sale by the selling shareholders of all shares included in this prospectus. We have no control over when, if ever, the selling shareholders will sell any such shares.

        On July 30, 2003 we issued a total of 333,334 shares of our common stock to the Wasatch Micro Cap Fund and the Wasatch Micro Cap Value Fund, for gross proceeds of $1,000,002. Funds managed by Wasatch Advisors, Inc. held shares of our common stock, constituting less than 5% of the issued and outstanding shares of our common stock, prior to that transaction. Wasatch Advisors, Inc. is the beneficial owner of 14,100 shares of our common stock not held by the selling shareholders.

PLAN OF DISTRIBUTION

        We have registered the 333,334 shares of our common stock offered in this prospectus on behalf of the selling shareholders. We will pay all expenses of this registration, other than fees and expenses, if any, of counsel or other advisors to the selling shareholders, and we will not receive any proceeds from the sale of the selling shareholders' shares. The selling shareholders are responsible for paying any commissions, discounts, or other brokerage fees incurred in connection with their sale of any of the shares.

        The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

  •
  in the over-the-counter market;

  •
  in private transactions and transactions otherwise than in the over-the-counter market;

  •
  in connection with short sales of the shares;

  •
  by pledge to secure debt and other obligations;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise;

  •
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

  •
  through a combination of any of the above transactions.

        The selling shareholders and their successors, including transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        Under the terms of the private placement, we have agreed to indemnify the selling shareholders, and each director, officer or controlling person of each selling shareholder within the meaning of Section 15 of the Securities Act of 1933 against all losses, claims, damages, liabilities and expenses, (or action in respect thereof) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact contained in, or information incorporated by reference into, any registration statement or prospectus (or any amendment or supplement thereto) or any preliminary prospectus prepared in connection with the registration contemplated by the Securities Purchase Agreement, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any failure by us to fulfill and perform any agreement, covenant or undertaking pursuant to the Securities Purchase Agreement, or (iv) any failure or breach of our representations and warranties as set forth in the Securities Purchase Agreement.

        The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act of 1933, if they meet the criteria and conform to the requirements of that rule.

        The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of shares may be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

        In order to comply with the securities laws of certain states, if applicable, the selling shareholders may only sell their shares in such jurisdictions through registered or licensed broker-dealers. In addition, in certain states the selling shareholders may not sell their shares unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        Under the rules of the SEC, any person engaged in the distribution of our common stock may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the beginning of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may also limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We have notified the selling shareholders they should not begin any distribution of common stock unless they have stopped purchasing and bidding for common stock in the open market as provided in applicable securities regulations, including Regulation M promulgated under the Securities Exchange Act of 1934.

        We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares. We have advised the selling shareholders that they will be subject to the prospectus delivery requirements under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC under the Securities Act a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. The Exchange Act file number for our SEC filings is 1-11789.

        You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering contemplated hereby (other than current reports on Form 8-K containing Regulation FD disclosure furnished under Item 9 or Results of Operations and Financial Condition disclosure furnished under Item 12 and exhibits relating to such disclosure, unless otherwise specifically stated in such current report on Form 8-K):

        (1)   Our annual report on Form 10-KSB for the fiscal year ended March 31, 2003, filed on June 20, 2003, including all material incorporated by reference therein;

        (2)   Our current report on Form 8-K filed on July 16, 2003, as amended on July 30, 2003;

        (3)   Our quarterly report on Form 10-QSB for the quarter ended June 30, 2003, filed on August 14, 2003;

        (4)   Our quarterly report on Form 10-QSB for the quarter ended September 30, 2003, filed on October 20, 2003;

        (5)   The description of our common stock contained in our registration statement on Form 8-A, filed on January 15, 2004; and

        (6)   Our quarterly report on Form 10-QSB for the quarter ended December 31, 2003, filed on February 17, 2004.

        You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

    Encision Inc.
    Attn: Marcia McHaffie
    4828 Sterling Drive
    Boulder, CO 80301
    Telephone: (303) 444-2600

LIMITATION OF LIABILITY AND INDEMNIFICATION

        Our Articles of Incorporation and Bylaws provide that we shall indemnify to the fullest extent permitted by Colorado law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of Encision or is or was serving at the request of Encision in any capacity and in any other corporation, partnership, joint venture, trust or other enterprise. The Colorado Business Corporation Act (the "Colorado Act") permits us to indemnify an officer or director who was or is a party, or is threatened to be made a party, to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in our best interests or, if such officer or director was not acting in an official capacity for us, he or she reasonably believed the conduct was not opposed to our best interests. Indemnification is mandatory if the officer or director was wholly successful, on the merits or otherwise, in defending such proceeding. Such indemnification (other than as ordered by a court) shall be made by the us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances of such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors or of a committee of at least two disinterested directors, or by independent legal counsel or by the shareholders.

        In addition, our Articles of Incorporation provide for the elimination, to the extent permitted by Colorado law, of personal liability of directors to us and our shareholders for monetary damages for breach of fiduciary duty as directors. The Colorado Act permits the elimination of personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to us, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws, and liability for acts occurring prior to the date such provision was added.

        In the Securities Purchase Agreement pursuant to which the selling shareholders purchased the shares offered by this prospectus, the selling shareholders agreed to indemnify our officers, directors, and control persons against claims or losses resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated herein or in the registration statement of which this prospectus is a part, or in any amendments thereto, to the extent such statements or omissions are made in reliance upon written information furnished to us by the selling shareholders. This indemnity will not apply to the extent that the claims or losses are caused by a violation by us of the Securities Purchase Agreement. We agreed in the Securities Purchase Agreement to indemnify the selling shareholders against claims or losses resulting from (i) any untrue statement or alleged untrue statement of a material fact contained in, or information incorporated by reference into, this registration statement or prospectus (or any amendment or supplement hereto) or any preliminary prospectus prepared in connection with the registration contemplated by the Securities Purchase Agreement, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any failure by us to fulfill and perform any agreement, covenant or undertaking pursuant to the Securities Purchase Agreement, or (iv) any failure or breach of our representations and warranties as set forth in the Securities Purchase Agreement, other than statements or omissions that are made in reliance upon written information furnished to us by the selling shareholders, or to extent the selling shareholders failed to deliver a prospectus with or prior to the written confirmation of the sale of the shares, and such claim or loss would have been corrected by such prospectus.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any units in any jurisdiction where it is unlawful. The information in this prospectus is current only as of its date.

Encision, Inc.

333,334 Shares of Common Stock

PROSPECTUS

April    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        We will pay all of the expenses payable in connection with the registration of the resale of our common stock by the selling shareholders. Expenses payable by us in connection with the registration are as follows:

SEC Registration Fee	$104
Accounting Fees and Expenses	5,000	*
Legal Fees and Expenses	25,000	*
Printing, Freight and Engraving	10,000	*
Miscellaneous	4,896	*

Total	$45,000

*
Estimated.

Item 15. Indemnification of Directors and Officers.

        Our Articles of Incorporation and Bylaws provide that we shall indemnify to the fullest extent permitted by Colorado law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of Encision or, is or was serving at the request of Encision in any capacity and in any other corporation, partnership, joint venture, trust or other enterprise. The Colorado Business Corporation Act (the "Colorado Act") permits us to indemnify an officer or director who was or is a party, or is threatened to be made a party, to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in our best interests or, if such officer or director was not acting in an official capacity for us, he or she reasonably believed the conduct was not opposed to our best interests. Indemnification is mandatory if the officer or director was wholly successful, on the merits or otherwise, in defending such proceeding. Such indemnification (other than as ordered by a court) shall be made by the us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances of such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors or of a committee of at least two disinterested directors, or by independent legal counsel or by the shareholders.

        In addition, our Articles of Incorporation provide for the elimination, to the extent permitted by Colorado law, of personal liability of directors to us and our shareholders for monetary damages for breach of fiduciary duty as directors. The Colorado Act permits the elimination of personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to us, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws, and liability for acts occurring prior to the date such provision was added.

        In the Securities Purchase Agreement pursuant to which the selling shareholders purchased the shares offered by this prospectus, the selling shareholders agreed to indemnify our officers, directors, and control persons against claims or losses resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated herein or in the registration statement of which this prospectus is a part, or in any amendments thereto, to the extent such statements or omissions are made in reliance upon written information furnished to us by the selling shareholders. This indemnity will not apply to the extent that the claims or losses are caused by a violation by us of the Securities Purchase Agreement. We agreed in the Securities Purchase Agreement to indemnify the selling shareholders against claims or losses resulting from (i) any untrue statement or alleged untrue statement of a material fact contained in, or information incorporated by reference into, this registration statement or prospectus (or any amendment or supplement hereto) or any preliminary prospectus prepared in connection with the registration contemplated by the Securities Purchase Agreement, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any failure by us to fulfill and perform any agreement, covenant or undertaking pursuant to the Securities Purchase Agreement, or (iv) any failure or breach of our representations and warranties as set forth in the Securities Purchase Agreement, other than statements or omissions that are made in reliance upon written information furnished to us by the selling shareholders, or to extent the selling shareholders failed to deliver a prospectus with or prior to the written confirmation of the sale of the shares, and such claim or loss would have been corrected by such prospectus.

Item 16. Exhibits

4.1	Form of certificate for shares of Common Stock. (Incorporated by reference from Amendment #1 to Registration Statement on Form SB-2, filed October 10, 2003)
5.1	Opinion of Faegre & Benson LLP+
23.1	Consent of Independent Public Accountants, KPMG LLP*
23.2	Consent of Faegre & Benson LLP (Included in Exhibit 5.1)+
24.1	Power of Attorney+

*
Filed herewith.

+
Previously filed.

Item 17. Undertakings.

        (a)   The small business issuer hereby undertakes that it will:

          (1)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

          (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b)   The small business issuer hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City and County of Boulder, State of Colorado on April 2, 2004.

ENCISION, INC.
By:	/s/ JAMES A. BOWMAN James A. Bowman, President & Chief Executive Officer (Principal Executive Officer)

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ JAMES A. BOWMAN James A. Bowman	President, Chief Executive Officer, and Director	April 2, 2004
/s/ MARCIA A. MCHAFFIE Marcia A. McHaffie	Controller and Corporate Secretary; (Principal Accounting Officer and Principal Financial Officer)	April 2, 2004
/s/ ROBERT H. FRIES* Robert H. Fries	Director	April 2, 2004
/s/ VERN D. KORNELSON* Vern D. Kornelson	Director	April 2, 2004
/s/ DAVID W. NEWTON* David W. Newton	Director and Vice President of Technology	April 2, 2004
/s/ ROGER C. ODELL* Roger C. Odell	Director	April 2, 2004
*by:	/s/ JAMES A. BOWMAN James A. Bowman Attorney-in-Fact

EXHIBIT INDEX
4.1	Form of certificate for shares of Common Stock. (Incorporated by reference from Amendment #1 to Registration Statement on Form SB-2, filed October 10, 2003)
5.1	Opinion of Faegre & Benson LLP +
23.1	Consent of Independent Public Accountants, KPMG LLP*
23.2	Consent of Faegre & Benson LLP (Included in Exhibit 5.1)+
24.1	Power of Attorney+

*
Filed herewith.

+
Previously filed.

QuickLinks

PROSPECTUS SUMMARY
Risk Factors
Forward-Looking Statements
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
LIMITATION OF LIABILITY AND INDEMNIFICATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits
  Item 17. Undertakings.
SIGNATURES